Exhibit 99

Media Contact	October 15, 2007
Andy Brimmer, 205-410-2777

HEALTHSOUTH RECEIVES FEDERAL TAX RECOVERY

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE:HLS) announced today that is has received a $440 million tax recovery from the Internal Revenue Service (“IRS”) for overstatements of taxable income attributable to financial fraud perpetrated by members of prior management. This recovery includes a $296 million tax refund for the tax years 1996 through 1999, and $144 million of associated interest income.

“We are very pleased to have completed this project, which is another major step in the reorganization of HealthSouth,” said Jay Grinney, HealthSouth president and chief executive officer. “We plan to use the proceeds to reduce our debt as part of our previously announced deleveraging plan. This debt reduction will improve our balance sheet and enhance our efforts to position HealthSouth as the nation’s preeminent provider of inpatient rehabilitative services.”

HealthSouth reconstructed and restated its financial statements filed with the Securities and Exchange Commission (“SEC”) for the years 2000 through 2003, but financial restatements were not made by year prior to 2000. The Company initially anticipated that tax refunds would result from net operating losses carried back from 2000-2003. The Company engaged specialists to conduct a forensic tax accounting analysis to isolate journal entries for specific financial fraud schemes and compute the amount of taxable income overstated for each year of 1996 through 1999. This use of forensic systems and analysis, typically employed to investigate white collar crime, successfully identified large portions of this financial fraud and documented these overstatements of taxable income in the years 1996-1999. As these refund claims reduced taxable income reported to the IRS each year for 1996 to 1999, they also entitled HealthSouth to $144 million of interest income on those tax reductions. In addition, the reductions of taxable income in 1997 entitled the Company to use carrybacks from that year to recover an additional $21 million of taxes paid in years 1994 and 1995.

“We truly appreciate the work done on this project by our team at HealthSouth and its outside advisors, and the professional manner with which the IRS worked with us on this project,” said John Workman, HealthSouth’s chief financial officer. “This recovery was a critical step in our deleveraging plan and the corresponding debt pay-down will reduce our leverage ratio by one full turn. In addition, it will free-up cash flow for further debt reduction in the future.”

Earlier this year, HealthSouth paid down more than $1 billion in debt from proceeds related to the divestiture of its three, non-core ambulatory divisions and related assets. In addition, the company made its final payment to the SEC today as a result of a $100 million settlement in 2005 and intends to make its last payment to the U.S. Department of Justice - Civil Division (DOJ), the Office of Inspector General of the Department of Health and Human Services (OIG), and the Centers for Medicare & Medicaid Services (CMS) in the fourth quarter of 2007 as a result of a $325 million global settlement in 2004. These payments will fulfill HealthSouth’s last settlement obligations to the SEC, DOJ, OIG, and CMS related to the fraud perpetrated by members of its prior management.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitation services. Operating in 27 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the health care company of choice for its patients, employees, physicians and shareholders and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against us or any adverse outcome relating to the settlement of the federal securities class action previously disclosed by us; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully consummate transactions related to its previously announced strategic repositioning; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; HealthSouth’s ability to successfully remediate its internal control weakness; changes, delays in, or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2006 and related Current Report on Form 8-K filed on March 30, 2007.

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